EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports Fourth Quarter and Full Year 2023 Results
•Record Housing and Infrastructure Products (HIP) annual income from operations of $710 million with a 17% income from operations margin and a 23% EBITDA margin
•Generated $2.3 billion of net cash from operating activities and $1.3 billion of free cash flow in 2023
•Performance and Essential Materials (PEM) results impacted by Identified Items totaling $625 million
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced fourth quarter and full year 2023 results.

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SUMMARY FINANCIAL HIGHLIGHTS ($ in millions except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022

Westlake Corporation
Net sales	$2,826	$3,115	$3,299	$12,548	$15,794
Income (loss) from operations	$(552)	$349	$327	$729	$3,050
Net income (loss) attributable to Westlake Corporation	$(497)	$285	$232	$479	$2,247
Diluted earnings (loss) per common share	$(3.86)	$2.20	$1.79	$3.70	$17.34
EBITDA	$(235)	$682	$619	$1,962	$4,179
Identified Items (1)	$625	$—	$—	$625	$—
EBITDA excl. Identified Items	$390	$682	$619	$2,587	$4,179
EBITDA margin (2)	14%	22%	19%	21%	26%

Performance and Essential Materials ("PEM") Segment
Net sales	$1,880	$1,971	$2,361	$8,336	$11,008
Income (loss) from operations	$(664)	$105	$219	$59	$2,416
EBITDA	$(424)	$339	$443	$965	$3,237
Identified Items (1)	$625	$—	$—	$625	$—
EBITDA excl. Identified Items	$201	$339	$443	$1,590	$3,237
EBITDA margin (2)	11%	17%	19%	19%	29%

Housing and Infrastructure Products ("HIP") Segment
Net sales	$946	$1,144	$938	$4,212	$4,786
Income from operations	$121	$256	$68	$710	$675
EBITDA	$173	$327	$133	$949	$955
EBITDA margin	18%	29%	14%	23%	20%
______________________________
(1)"Identified Items" include a $475 million non-cash impairment charge and a $150 million charge to fully resolve certain liability claims
(2)Excludes Identified Items
BUSINESS HIGHLIGHTS
In the fourth quarter of 2023, Westlake reported net sales of $2.8 billion, a net loss of $497 million, or $3.86 per share, and EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of ($235) million. Earnings in the fourth quarter were impacted by a non-cash impairment charge of $475 million related to the Company's base epoxy resin assets in The Netherlands and the goodwill associated with our epoxy business as well as the previously disclosed $150 million ($115 million after-tax) charge related to a final settlement to fully resolve certain liability claims that are currently not being covered by certain of our excess carriers (the "Identified Items"), which are included in the Performance and Essential Materials segment financial results. Excluding the Identified Items, fourth quarter of 2023 net income attributable to Westlake was $93 million and EBITDA was $390 million. Earnings per share excluding the Identified Items were $0.72 compared to $1.79 in the prior-year period, and $2.20 in the prior quarter, reflecting generally lower sales prices, particularly for caustic soda, PVC resin and epoxy resin.

For the full year of 2023, Westlake reported net sales of $12.5 billion, net income of $479 million and EBITDA of $2.0 billion. Excluding the Identified Items, full year 2023 net income was $1.1 billion and EBITDA was $2.6 billion. Compared to the prior-year financial results, the Company's 2023 results were negatively impacted by lower product pricing and margins, particularly in PEM, and lower sales volume, particularly in HIP.

Performance and Essential Materials fourth quarter average sales price decreased 8% from the third quarter of 2023 while Housing and Infrastructure Products average sales price decreased 1% quarter-over-quarter. Overall sales prices for the Company decreased 6% sequentially from the previous quarter.

Sales volumes for Performance and Essential Materials in the fourth quarter increased 4% from the third quarter of 2023 while Housing and Infrastructure Products sales volumes reflected a typical seasonal decline of 16% quarter-over-quarter. Overall sales volumes for the Company decreased 4% sequentially from the previous quarter.
EXECUTIVE COMMENTARY
"While global macroeconomic conditions were challenging in 2023, Westlake was able to achieve the second highest annual sales in our history by servicing our customers' needs, commercializing new product innovations and leveraging our position as a global low-cost manufacturer. Despite significant headwinds from rising mortgage rates and lower new home construction, our Housing and Infrastructure Products segment grew its income from operations delivering a 23% EBITDA margin for the year; however, financial results in our Performance and Essential Materials segment were negatively impacted by continuing weak global industrial and manufacturing activity, sustained high operating costs in Europe and significant imports of material from Asia," said Albert Chao, President and Chief Executive Officer.

"Thus far in 2024, global macroeconomic conditions are largely unchanged from the fourth quarter of 2023. For the full year of 2024 we expect relatively healthy consumer spending in the U.S., supported by a strong labor market and moderating interest rates, to drive modest growth in HIP segment sales volume. In our PEM segment, we are not expecting further deterioration as we have recently seen some signs of stabilization in both sales prices and volumes in both domestic and export markets for most of our products. Our focus for PEM in 2024 will be on structural cost improvement in Europe; improving the reliability and efficiency of our plants; and further commercializing new product innovations. We believe that these efforts will have us well positioned as global industrial and manufacturing demand improves," concluded Mr. Chao.
RESULTS
Asset Impairment
During the fourth quarter of 2023, the Company recorded a $475 million non-cash impairment charge in the Performance and Essential Materials segment related to base epoxy resin assets in The Netherlands and the associated goodwill of the global epoxy business acquired from Hexion Inc. in February 2022. This impairment charge was driven by the rapid deterioration in global epoxy markets experienced over the past year as large global capacity additions met with weak global demand at a time of rapidly increasing operating costs, especially in our European operations.
Consolidated Results
(Unless otherwise noted the financial numbers below exclude the Identified Items)
For the three months ended December 31, 2023, the Company reported quarterly net income attributable to Westlake of $93 million, or $0.72 per share, on net sales of $2,826 million. The year-over-year decrease in net income of $139 million was primarily due to lower average selling prices and margins and restructuring costs of $22 million. These impacts were partially offset by higher sales volume.

Fourth quarter 2023 net income attributable to Westlake of $93 million decreased by $192 million sequentially as compared to the third quarter of 2023. The sequential decrease in net income compared to the prior quarter was primarily due to lower sales prices in Essential Materials and seasonally lower Housing and Infrastructure Products sales volume. These impacts were partially offset by higher Performance and Essential Materials sales volume.

EBITDA of $390 million for the fourth quarter of 2023 decreased by $229 million compared to fourth quarter 2022 EBITDA of $619 million. Fourth quarter 2023 EBITDA decreased by $292 million compared to third quarter 2023 EBITDA of $682 million.

For the full year of 2023, net income attributable to Westlake of $1.1 billion decreased by $1.1 billion. Income from operations of $1.4 billion for the full year of 2023 decreased by $1.7 billion as compared to income from operations of $3.1 billion for the full year of 2022. The decreases in net income and income from operations were primarily due to generally lower average sales prices, particularly in Performance and Essential materials; lower sales volume, particularly in Housing and Infrastructure Products; increased maintenance downtime; and restructuring costs and other items.
Cash and Debt
Net cash provided by operating activities was $573 million for the fourth quarter of 2023 and $2,336 million for the full year of 2023. Capital expenditures for the fourth quarter and full year of 2023 were $282 million and $1,034 million, respectively. For the fourth quarter and full year of 2023, free cash flow (net cash provided by operating activities less capital expenditures) was $291 million and $1,302 million, respectively. The Company's cash and cash equivalents balance increased by $1,076 million to $3,304 million in 2023 while total debt increased by $27 million to $4,906 million.

A reconciliation of EBITDA to net income, income from operations (including and excluding Identified Items) and net cash provided by operating activities as well as a reconciliation of free cash flow to net cash flow provided by operating activities can be found in the financial schedules at the end of this press release.
Performance and Essential Materials Segment
(Unless otherwise noted the financial numbers below exclude the Identified Items)
For the fourth quarter of 2023, Performance and Essential Materials loss from operations was $39 million as compared to the fourth quarter of 2022's income from operations of $219 million. This year-over-year decrease of $258 million was due to lower average selling prices for most of our major products, particularly for caustic soda, PVC resin and epoxy resin. This negative impact was partially offset by higher sales volume.

Sequentially, Performance and Essential Materials income from operations decreased by $144 million as compared to the third quarter of 2023. This decrease in income from operations versus the prior quarter was primarily driven by lower average selling prices and unfavorable sales mix. These unfavorable factors were partially offset by higher sales volume, particularly for chlorovinyls.

For the full year of 2023, Performance and Essential Materials net sales of $8.3 billion decreased by $2.7 billion as compared to 2022. Performance Materials net sales of $4.7 billion decreased by $2.3 billion due to lower average selling prices, particularly for PVC resin, polyethylene and epoxy resins, and lower sales volume, particularly for epoxy resins. Essential Materials net sales of $3.7 billion decreased by $0.3 billion from 2022 primarily due to lower caustic soda average selling prices and sales volume. Performance and Essential Materials income from operations of $684 million decreased by $1.7 billion as compared to the full year of 2022. This decrease in income from operations versus the prior-year was primarily driven by lower average selling prices and margins.
Housing and Infrastructure Products Segment
For the fourth quarter of 2023, Housing and Infrastructure Products income from operations of $121 million increased by $53 million as compared to the fourth quarter of 2022. The year-over-year increase was the result of higher sales volume, particularly for pipe and fittings, and lower material costs.

Sequentially, Housing and Infrastructure Products income from operations decreased by $135 million as compared to the third quarter of 2023. This decrease in income from operations versus the prior quarter was primarily due to seasonally lower sales volume and approximately $20 million of costs related to plant closures resulting from the Company's manufacturing footprint optimization efforts.

For the full year of 2023, Housing and Infrastructure Products net sales of $4.2 billion decreased by $0.6 billion as compared to 2022. Housing Products net sales of $3.5 billion decreased by $0.4 billion due to generally lower sales volume as a result of the downturn in U.S. residential construction. Infrastructure Products net sales of $0.7 billion decreased by $0.2 billion as compared to 2022 due to both lower selling prices and sales volume. Housing and Infrastructure Products income from operations of $710 million increased by $35 million as compared to the full year of 2022 primarily due to lower materials costs.

Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our outlook for the performance of our business segments, consumer spending in the U.S., global macroeconomic conditions, continuing stabilization of sales prices and volumes in both domestic and export markets for most of our products, trends in labor markets and interest rates, our ability to weather economic volatility, higher energy prices, our market position, our ability to improve reliability and efficiency of our plants, further commercialization of new product renovations, our cost savings initiatives, global demand for our products, and our ability to deliver greater value to customers and investors as general economic conditions improve are forward-looking statements.

These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the industry; the availability, cost and volatility of raw materials and energy; uncertainties associated with the United States, European and worldwide economies, including those due to political tensions and conflict in the Middle East, Russia and Ukraine and elsewhere; uncertainties associated with pandemic infectious diseases; uncertainties associated with climate change; the potential impact on demand for ethylene, polyethylene and polyvinyl chloride due to initiatives such as recycling and customers seeking alternatives to polymers; current and potential governmental regulatory actions in the United States and other countries; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; instability in the credit and financial markets; access to capital markets; terrorist acts; operating interruptions; changes in laws and regulations, including trade policies; technological developments; information systems failures and cyberattacks; foreign currency exchange risks; our ability to implement our business strategies; creditworthiness of our customers; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC in February 2023, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which was filed with the SEC in November 2023.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, free cash flow and other measures that exclude the effects of the Identified Items, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, free cash flow and measures that exclude the effects of the Identified Items, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of (i) EBITDA to net income, income from operations and net cash provided by operating activities, (ii) free cash flow to net cash provided by operating activities, and (iii) other measures reflecting adjustments for the effects of the Identified Items can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the Company's web site at www.westlake.com.
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Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's fourth quarter and full year 2023 results will be held Tuesday, February 20, 2024 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, it is necessary to pre-register at https://register.vevent.com/register/BIb0686f53c7f44babb49b408c59ec0d23. Once registered, you will receive a phone number and unique PIN number.

A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/fg9k946y.

WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

	(In millions of dollars, except per share data and share amounts)
Net sales	$2,826	$3,299	$12,548	$15,794
Cost of sales	2,627	2,732	10,329	11,721
Gross profit	199	567	2,219	4,073
Selling, general and administrative expenses	224	200	865	835
Impairment of goodwill and long-lived assets	475	—	475	—
Amortization of intangibles	30	31	122	155
Restructuring, transaction and integration-related costs	22	9	28	33
Income (loss) from operations	(552)	327	729	3,050
Interest expense	(41)	(43)	(165)	(177)
Other income, net	35	21	136	73
Income (loss) before income taxes	(558)	305	700	2,946
Provision for (benefit from) income taxes	(71)	57	178	649
Net income (loss)	(487)	248	522	2,297
Net income attributable to noncontrolling interests	10	16	43	50
Net income (loss) attributable to Westlake Corporation	$(497)	$232	$479	$2,247
Earnings (loss) per common share attributable to Westlake Corporation:
Basic	$(3.86)	$1.80	$3.73	$17.46
Diluted	$(3.86)	$1.79	$3.70	$17.34
Weighted average common shares outstanding:
Basic	128,165,690	127,532,119	127,806,317	127,970,445
Diluted	128,165,690	128,376,159	128,598,441	128,845,562

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2023	2022

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$3,304	$2,228
Accounts receivable, net	1,601	1,801
Inventories	1,622	1,866
Prepaid expenses and other current assets	82	78
Total current assets	6,609	5,973
Property, plant and equipment, net	8,519	8,477
Other assets, net	5,907	6,100
Total assets	$21,035	$20,550

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,491	$2,298
Current portion of long-term debt, net	299	—
Long-term debt, net	4,607	4,879
Other liabilities	2,874	2,908
Total liabilities	10,271	10,085
Total Westlake Corporation stockholders' equity	10,241	9,931
Noncontrolling interests	523	534
Total equity	10,764	10,465
Total liabilities and equity	$21,035	$20,550

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2023	2022

	(In millions of dollars)
Cash flows from operating activities
Net income	$522	$2,297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,097	1,056
Impairment of goodwill and long-lived assets	475	—
Deferred income taxes	(175)	(21)
Net loss on disposition and others	85	87
Other balance sheet changes	332	(24)
Net cash provided by operating activities	2,336	3,395
Cash flows from investing activities
Acquisition of business, net of cash acquired	—	(1,203)
Additions to investments in unconsolidated subsidiaries	(25)	(180)
Additions to property, plant and equipment	(1,034)	(1,108)
Other, net	22	12
Net cash used for investing activities	(1,037)	(2,479)
Cash flows from financing activities
Distributions to noncontrolling interests	(54)	(60)
Dividends paid	(221)	(169)
Proceeds from exercise of stock options	44	18
Repayment of senior notes	—	(250)
Repurchase of common stock for treasury	(23)	(101)
Other, net	9	(25)
Net cash used for financing activities	(245)	(587)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	19	(24)
Net increase in cash, cash equivalents and restricted cash	1,073	305
Cash, cash equivalents and restricted cash at beginning of period	2,246	1,941
Cash, cash equivalents and restricted cash at end of period	$3,319	$2,246

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

	(In millions of dollars)
Net external sales
Performance and Essential Materials
Performance Materials	$1,107	$1,286	$4,656	$6,964
Essential Materials	773	1,075	3,680	4,044
Total Performance and Essential Materials	1,880	2,361	8,336	11,008
Housing and Infrastructure Products
Housing Products	795	758	3,494	3,864
Infrastructure Products	151	180	718	922
Total Housing and Infrastructure Products	946	938	4,212	4,786
	$2,826	$3,299	$12,548	$15,794
Income (loss) from operations
Performance and Essential Materials	$(664)	$219	$59	$2,416
Housing and Infrastructure Products	121	68	710	675
Corporate and other	(9)	40	(40)	(41)
	$(552)	$327	$729	$3,050
Depreciation and amortization
Performance and Essential Materials	$229	$212	$881	$784
Housing and Infrastructure Products	50	57	207	263
Corporate and other	3	2	9	9
	$282	$271	$1,097	$1,056
Other income, net
Performance and Essential Materials	$11	$12	$25	$37
Housing and Infrastructure Products	2	8	32	17
Corporate and other	22	1	79	19
	$35	$21	$136	$73
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WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES (INCLUDING AND EXCLUDING IDENTIFIED ITEMS)
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2023	2022	2023	2022

	(In millions of dollars, except percentages)
Net cash provided by operating activities	$696	$573	$835	$2,336	$3,395
Changes in operating assets and liabilities and other	(417)	(1,168)	(652)	(1,989)	(1,119)
Deferred income taxes	16	108	65	175	21
Net income (loss)	295	(487)	248	522	2,297
Add:
Impairment charge	—	475	—	475	—
Litigation settlement charge, after-tax	—	115	—	115	—
Net income excl. Identified Items	$295	$103	$248	$1,112	$2,297

Net income (loss)	$295	$(487)	$248	$522	$2,297
Less:
Other income, net	56	35	21	136	73
Interest expense	(40)	(41)	(43)	(165)	(177)
Benefit from (provision for) income taxes	(70)	71	(57)	(178)	(649)
Income (loss) from operations	349	(552)	327	729	3,050
Add:
Impairment charge	—	475	—	475	—
Litigation settlement charge, pre-tax	—	150	—	150	—
Income from operations excl. Identified Items	349	73	327	1,354	3,050
Add:
Depreciation and amortization	277	282	271	1,097	1,056
Other income, net	56	35	21	136	73
EBITDA excl. Identified Items	682	390	619	2,587	4,179
Less:
Impairment charge	—	475	—	475	—
Litigation settlement charge, pre-tax	—	150	—	150	—
EBITDA	$682	$(235)	$619	$1,962	$4,179
Net external sales	$3,115	$2,826	$3,299	$12,548	$15,794
Operating income (loss) margin	11%	(20)%	10%	6%	19%
Operating income margin excl. Identified Items	11%	3%	10%	11%	19%
EBITDA margin	22%	(8)%	19%	16%	26%
EBITDA margin excl. Identified Items	22%	14%	19%	21%	26%

WESTLAKE CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE TO DILUTED EARNINGS PER COMMON SHARE EXCLUDING IDENTIFIED ITEMS
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2023	2022	2023	2022

	(per share data)
Diluted earnings (loss) per common share attributable to Westlake Corporation	$2.20	$(3.86)	$1.79	$3.70	$17.34
Add:
Impairment charge	—	3.69	—	3.68	—
Litigation settlement charge	—	0.89	—	0.89	—
Diluted earnings per common share attributable to Westlake Corporation excl. Identified Items	$2.20	$0.72	$1.79	$8.27	$17.34

WESTLAKE CORPORATION
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2023	2022	2023	2022

	(In millions of dollars)
Net cash provided by operating activities	$696	$573	$835	$2,336	$3,395
Less:
Additions to property, plant and equipment	245	282	297	1,034	1,108
Free cash flow	$451	$291	$538	$1,302	$2,287

WESTLAKE CORPORATION
RECONCILIATION OF PEM SEGMENT EBITDA TO INCOME FROM OPERATIONS (INCLUDING AND EXCLUDING IDENTIFIED ITEMS)
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2023	2022	2023	2022

	(In millions of dollars, except percentages)
Performance and Essential Materials Segment
Income (loss) from operations	$105	$(664)	$219	$59	$2,416
Add:
Impairment charge	—	475	—	475	—
Litigation settlement charge	—	150	—	150	—
Income (loss) from operations excl. Identified Items	105	(39)	219	684	2,416
Add:
Depreciation and amortization	225	229	212	881	784
Other income, net	9	11	12	25	37
EBITDA excl. Identified Items	339	201	443	1,590	3,237
Less:
Impairment charge	—	475	—	475	—
Litigation settlement charge	—	150	—	150	—
EBITDA	$339	$(424)	$443	$965	$3,237
Net external sales	$1,971	$1,880	$2,361	$8,336	$11,008
Operating income (loss) margin	5%	(35)%	9%	1%	22%
Operating income (loss) margin excl. Identified Items	5%	(2)%	9%	8%	22%
EBITDA margin	17%	(23)%	19%	12%	29%
EBITDA margin excl. Identified Items	17%	11%	19%	19%	29%

WESTLAKE CORPORATION
RECONCILIATION OF HIP SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2023	2022	2023	2022

	(In millions of dollars, except percentages)
Housing and Infrastructure Products Segment
Income from operations	$256	$121	$68	$710	$675
Add:
Depreciation and amortization	51	50	57	207	263
Other income, net	20	2	8	32	17
EBITDA	$327	$173	$133	$949	$955
Net external sales	$1,144	$946	$938	$4,212	$4,786
Operating income margin	22%	13%	7%	17%	14%
EBITDA margin	29%	18%	14%	23%	20%

WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2023 vs. Fourth Quarter 2022		Fourth Quarter 2023 vs. Third Quarter 2023
	Average Sales Price	Volume	Average Sales Price	Volume
Performance and Essential Materials	-27%	+6%	-8%	+4%
Housing and Infrastructure Products	-10%	+11%	-1%	-16%
Company	-22%	+7%	-6%	-4%